EXHIBIT 10.2


                              ADDENDUM NO 3 TO THE
                      PROTOCOL OF CEREAL PARTNERS WORLDWIDE

                                 ASEAN AGREEMENT

The following sets forth the understanding of General Mills, Inc. ("GMI") and Nestle S.A. ("Nestle") with respect to the entry of Cereal Partners Worldwide ("CPW") into the breakfast cereal market in the ASEAN countries in accordance with the document headed "CPW activities in Asia - ASEAN Project". It is effective as of March 15, 1993:

1) In view of the requirements of the overall Asean Industrial Joint Venture Agreements to which Nestle is a party and which govern a significant part of its food activities in that region, the issued and paid-up capital of Nestle Asean Philippines Inc. ("NAJPHIL"), the company established in the Philippines for the manufacture and sale of breakfast cereals, is currently held in the ratio of 40% by several Asean-based investors ("Investors") and of 60% by Nestle. Nestle acknowledges that it holds half of its 60% interest in trust for GMI, and that GMI is therefore currently the beneficial owner of a 30% interest in NAJPHIL. Nestle further acknowledges that GMI has to that effect transferred the US$ equivalent of Ph. P. 36 million to Nestle for its portion of the initial capital of NAJPHIL.

      Nestle and GMI agree that the basic principle regarding the equity in NAJPHIL is that Nestle's formal holding in the company, whatever it may be, will at all times be held as to 50% on trust for GMI.

      It follows that in the event of Nestle being forced (by law or contractual obligations which have been acknowledged and approved by the Supervisory Board of CPW) to reduce the ratio of its holding in NAJPHIL, or if the issued and paid-up capital of NAJPHIL needs to be increased above its present level, or if the ratio of Nestle's holding in NAJPHIL increases at any time above 60%, GMI undertakes to surrender such of its shares in NAJPHIL, or to make such further contributions to Nestle, as the case may be, as will enable GMI to maintain a beneficial interest in 50% of Nestle's then shareholding in NAJPHIL.

2) In regard to the overall Nestle ASEAN breakfast cereal activities, involving NAJPHIL as well as the Nestle breakfast cereal selling operations in the Philippines, Malaysia, Singapore and Thailand, Nestle acknowledges and agrees that GMI shall (to the extent that the relevant company pays taxes) be entitled to (responsible for) 50% of the total profits (losses) attributable to such activities in the respective Nestle companies, provided that such entitlement shall be on a net effective after-tax basis and shall take into account all minority shareholders and correlative commitments therewith, if any. In the event that any of the respective Nestle companies does not receive a current tax benefit for losses realized from its breakfast cereal operations, the distribution of profits by Nestle to GMI or the contribution for losses by GMI to Nestle for the year in which any such loss is utilized for tax purposes on a carryforward or carryback basis, shall be adjusted to reflect the tax benefit from such loss received by any of the respective Nestle companies.

      To that effect GMI shall, within 30 days of receipt of a summary of the annual Profit and Loss statements for all companies concerned in the Asean breakfast cereal activities, pay to Nestle its 50% share of any aggregate fiscal year loss incurred in the immediately preceding fiscal year. Conversely, but to the extent that the same can actually be transferred to Switzerland, Nestle shall within the same period remit to GMI 50% of any aggregate fiscal year profits. If some or all of such profits can not be transferred to Switzerland due to reasons beyond the reasonable control of Nestle, they shall be accounted for the credit of General Mills and bear interest at the prime borrowing rate in the respective countries, after deduction of taxes and minority interests; such interest shall accrue once a year. Such profits, or any eligible portion thereof, which are withheld from transfer to Switzerland, will be remitted to Switzerland as soon as legally possible.

3) Nestle undertakes regularly to provide GMI with all financial and other data regarding NAJPHIL, as well as an Auditor's certificate covering the year-end Profit & Loss situation relating to the breakfast cereal activities in each of the companies concerned, together with such supporting documentation as GMI may reasonably require for its US tax return or other mandatory purpose, including in particular an annual tax accounting report. Such additional supporting documentation shall be for GMI's account.

4) The CPW-ASEAN understanding shall also include the terms of a technology license agreement from Societe des Produits Nestle S.A. ("SPN") to NAJPHIL and a letter agreement between SPN and CPW S.A. ("CPW") regarding the payment of royalties to CPW.

This understanding shall be deemed Supplementary to the Protocol of Cereal Partners Worldwide, as amended.



                                       NESTLE S.A

                                       By:     /s/ M. Garrett
                                          ------------------------------------


                                       GENERAL MILLS, INC.

                                       By:     /s/ M. H. Willes
                                          ------------------------------------


                                       2